Exhibit 4.33

Delivered via courier

Date: May, 16th, 2022

To:	Mr. Ni Jianda

Address: 15/F, T2, Global Creative Center, No 166 Minhong Road, Minhang District, Shanghai.

PRC ID No.:

Re: VIE Agreements among Shanghai Juxiang, Ni Jianda and other parties thereto

Notice of Termination

Dear Mr. Ni Jianda,

Please be advised that Shanghai Juxiang Investment Management Consulting Co., Ltd. (“Shanghai Juxiang” or “We”) is hereby terminating the Call Option Agreement, Voting Rights Proxy Agreement, Operating Agreement and Equity Pledge Agreement, each entered into by and among Shanghai Juxiang, you, Shanghai Jupai Investment Group Co., Ltd. (formerly known as Shanghai Jupai Investment Consulting Co., Ltd.) and certain other parties thereto. All the foregoing agreements shall be terminated on June 22th, 2022.

In addition, please be informed that the Consulting Services Agreement entered into by and between Shanghai Juxiang and Shanghai Jupai on January 8, 2014 will also be terminated on June 22th, 2022.

Sincerely,

Shanghai Juxiang Investment Management Consulting Co., Ltd. (Seal)

/s/ Seal of Shanghai Juxiang Investment Management Consulting Co., Ltd.